CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Dividend Growth Fund and Fidelity Growth & Income Portfolio of our reports dated September 8, 2000 on the financial statements and financial highlights included in the July 31, 2000 Annual Reports to Shareholders of Fidelity Dividend Growth Fund and Fidelity Growth & Income Portfolio.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts September 22, 2000